UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          July 23, 2013

ZYGO CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-12944	06-0864500
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Laurel Brook Road, Middlefield, CT	06455-0448
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(860) 347-8506

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2013, Zygo Corporation (the “Company”) issued a press release announcing the appointment of Michael A. Kaufman to the Board of Directors of the Company, effective July 23, 2013.

Mr. Kaufman is the President of MAK Capital One, LLC, a fund based in New York City, which he founded in 2001. MAK Capital and its related entities have been investors in Zygo Corporation since 2007 and currently own approximately 23.6% of the outstanding capital stock of the Company.

The Company expects that Mr. Kaufman will be appointed to the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors.

Mr. Kaufman will receive the Company’s standard compensation package for non-employee directors, which consists of the following payments in the case of Mr. Kaufman:

Annual Retainer $35,000
Compensation Committee member - $5,000 annually (to the extent Mr. Kaufman is appointed to the Committee)
Nominating and Corporate Governance Committee member - $3,000 annually (to the extent Mr. Kaufman is appointed to the Committee)

Grant of an option to purchase 16,000 shares of Zygo Common Stock, vesting 25% per year over 4 years (made on July 23, 2013 with an exercise price of $16.16, the closing price of Zygo Common Stock on that date).

Upon the annual election to the Board of Directors at the Annual Meeting, each director also receives a grant of a Restricted Stock Unit (RSU) for 5,000 shares of Zygo Common Stock. The RSU vests in one year from the date of grant.

A copy of the press release announcing this appointment is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release dated July 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZYGO CORPORATION

Date: July 23, 2013	By:	/s/ John A. Tomich
Name: John A. Tomich Title: Vice President, General Counsel & Secretary

EXHIBIT INDEX

99.1	Press Release, dated July 23, 2013, issued by Zygo Corporation that announcing the appointment of Michael A. Kaufman to the Board of Directors of the Company, effective July 23, 2013.